Exhibit 10.1

AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of April 29, 2022, by and between SILICON VALLEY BANK (“Bank” or “Silicon”) and NETLIST, INC., a Delaware corporation (“Borrower”).  Borrower’s chief executive office is located at 175 Technology Drive, Suite 150, Irvine, CA 92618

RECITALS

A.Bank and Borrower are parties to that certain Loan and Security Agreement with an Effective Date of October 31, 2009 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B.Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.Borrower has requested that Bank amend the Loan Agreement to (i) extend the Revolving Line Maturity Date and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D.Bank has agreed to so amend certain provisions of the Loan Agreement and to provide its consent, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows, effective as of the date hereof:

1.Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.Amendments to Loan Agreement.

2.1Satisfactory Inventory Appraisal Prior to Any Inventory Advances.  Section 2.1.1(a) of the Loan Agreement that currently reads as follows:

(a)Availability.  Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount.  Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

is hereby amended in its entirety to read as follows:

(a) Availability.  Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount.  Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.  As a condition precedent to Bank making any Inventory Advances hereunder, Borrower shall provide Bank with a completed Inventory appraisal satisfactory to Bank in its good faith business judgment.

2.2Modified Interest Rate.  Section 2.3(a) of the Loan Agreement is hereby amended in its entirety to read as follows:

(a)Interest Rate.

(i)Advances.  Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a per annum rate equal to the greater of (A) three-quarters of one percentage points (0.75%) above the Prime Rate or (B) 4.25%, which interest shall be payable monthly in accordance with Section 2.3(f) below.

2.3Modified Unused Revolving Line Fee.  Section 2.4(d) of the Loan Agreement that currently reads as follows:

(d)Unused Revolving Line Facility Fee.  A fee (the “Unused Revolving Line Facility Fee”), payable quarterly, in arrears, on the last day of each calendar quarter and on the Revolving Line Maturity Date, in an amount equal to 0.30% per annum of the average unused portion of the Revolving Line.  The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar year basis and shall equal the difference between (x) the Maximum Revolver Amount (as it may be modified from time to time) and (y) the average for the period of the daily closing balance of the Revolving Line outstanding.  Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement, or suspension or termination of Bank’s obligation to make loans and advances hereunder; and

is hereby amended in its entirety to read as follows:

(d)Unused Revolving Line Facility Fee.  A fee (the “Unused Revolving Line Facility Fee”), payable quarterly, in arrears, on the last day of each calendar quarter and on the Revolving Line Maturity Date, in an amount equal to 0.20% per annum of the average unused portion of the Revolving Line.  The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar year basis and shall equal the difference between (x) the Maximum Revolver Amount (as it may be modified from time to time) and (y) the average for the period of the daily closing balance of the Revolving Line outstanding.  Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement, or suspension or termination of Bank’s obligation to make loans and advances hereunder; and

2.4Modified Title of Section 5.3 of Loan Agreement.  The title of Section 5.3 of the Loan Agreement which currently reads as follows:

5.3Accounts Receivable.

is hereby amended and restated to read as follows:

5.3Accounts Receivable; Inventory.

2.5Modified Section 5.3 Regarding Inventory.  The following language is hereby added as subclause (c) to Section 5.3 of the Loan Agreement and shall read as follows:

(c)For any item of Inventory consisting of Eligible Inventory in any Borrowing Base Report, such Inventory (i) consists of raw materials or finished goods, held by Borrower for less than 180 days, in good, new, and salable condition, which is not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (ii) meets all applicable governmental standards; (iii) has been manufactured in compliance with the Fair Labor Standards Act; (iv) is not subject to any Liens, except the first priority Liens granted or in favor of Bank under this Agreement or any of the other Loan Documents; and (v) is located in the United States at the locations identified by Borrower in the Perfection Certificate where it maintains Inventory (or at any location permitted under Section 5.2) with respect to which Bank has received a fully-executed satisfactory landlord’s consent or bailee’s waiver.

2.6Modified Reporting Regarding Inventory Reports.  The following language is hereby added immediately following subclause (D) of Section 6.2(b) of the Loan Agreement and shall read as follows:

and (E) monthly perpetual inventory reports for Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP or such other inventory reports as are requested by Bank in its commercially reasonable discretion;

2.7Modified Definition of Liquidity Ratio.  The definition of “Liquidity Ratio” set forth in Section 6.9(a) of the Loan Agreement that currently reads as follows:

As used herein, the term “Liquidity Ratio” means, as of any date of determination and with respect to Borrower, the ratio of (i) the sum of (y) Borrower’s cash and Cash Equivalents that are unencumbered (except for Bank’s security interest) and unrestricted and maintained at Bank, plus (z) the Availability Amount to (ii) Borrower’s average trailing three month EBDA.

is hereby amended and restated to read as follows:

As used herein, the term “Liquidity Ratio” means, as of any date of determination and with respect to Borrower, the ratio of (i) the sum of (x) Borrower’s cash and Cash Equivalents that are unencumbered (except for Bank’s security interest) and unrestricted and maintained at Bank, minus (y) the principal amount of all outstanding Inventory Advances (as defined in the definition of Borrowing Base), plus (z) the amount of available Revolving Advances (as defined in the definition of Borrowing Base) under the Borrowing Base (capped by the Maximum Revolving Amount) to (ii) Borrower’s average trailing three month EBDA.

2.8Modified Affirmative Covenants Regarding Inventory Returns.  The following is hereby added to Section 6 of the Loan Agreement immediately following Section 6.15 and shall read as follows:

6.16Inventory; Returns.  Keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the date of that certain Amendment to Loan Documents between Borrower and Lender and dated on or about April ___, 2022.  Borrower shall promptly notify Bank of all returns, recoveries, disputes and claims that involve more than $100,000.00.

2.9Modified Covenant Default.  Section 8.2(a) of the Loan Agreement is hereby amended to add a reference to Section 6.15 of the Loan Agreement such that Section 8.2(a) is modified in its entirety to read as follows:

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.3, 6.4, 6.6, 6.8, 6.9, 6.10, 6.15 or 6.16 or violates any covenant in Section 7; or

2.10Modified Definition of Borrowing Base.  The definition of “Borrowing Base” set forth in Section 13.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

Borrowing Base” is (a) 85% of Eligible Accounts plus (b) the lesser of 50% of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value) or $5,000,000, as determined by Bank from Borrower’s most recent Borrowing Base Report (and as may subsequently be updated by Bank based upon information received by Bank including, without limitation, Accounts that are paid and/or billed following the date of the Borrowing Base Report; provided, however, that Bank has the right to decrease the foregoing amounts and percentages in its good faith business judgment to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value.  Advances made pursuant to subclause (a) above are hereinafter referred to as the “Revolving Advances” and Advances made pursuant to subclause (b) above are hereinafter referred to as the “Inventory Advances.”

2.11Added Definition of Eligible Inventory.  The definition of the term “Eligible Inventory” is hereby added to Section 13.1 of the Loan Agreement, in alphabetical order, and shall read as follows:

“Eligible Inventory” means Inventory that meets all of Borrower’s representations and warranties in Section 5.3 and is otherwise acceptable to Bank in all respects.

2.12Modified Definition of Maximum Revolver Amount.  The definition of “Maximum Revolver Amount” set forth in Section 13.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

“Maximum Revolver Amount” is $10,000,000.

2.13Modified Definition of Revolving Line Maturity Date.  The definition of “Revolving Line Maturity Date” set forth in Section 13.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Revolving Line Maturity Date” is April 28, 2023.

3.Limitation of Amendments.

3.1The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.Representations and Warranties.  To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Documents, as amended by this Amendment;

4.3The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Documents, as amended by this Amendment, have been duly authorized;

4.5The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Documents, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Documents, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.Release by Borrower.  Borrower hereby agree as follows:

5.1FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Amendment (collectively “Released Claims”).  Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

5.2In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR EXPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” (Emphasis added.)

5.3By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

5.4This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Amendment, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

5.5Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

(a)Except as expressly stated in this Amendment, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Amendment.

(b)Borrower has made such investigation of the facts pertaining to this Amendment and all of the matters appertaining thereto, as it deems necessary.

(c)The terms of this Amendment are contractual and not a mere recital.

(d)This Amendment has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Amendment is signed freely, and without duress, by Borrower

(e)Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein

6.Integration.  This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

7.Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8.Bank Expenses.  Borrower shall pay to Bank, when due, all Bank Expenses (including reasonable attorneys’ fees and expenses), when due, incurred in connection with or pursuant to this Amendment.

9.Effectiveness.  This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto and (b) Borrower’s payment of an amendment fee with respect to the renewal of the Loan Agreement in an amount equal to $10,000.  The above-mentioned fee shall be fully earned and payable concurrently with the execution and delivery of this Amendment and shall be non-refundable and in addition to all interest and other fees payable to Bank under the Loan Documents.  Bank is authorized to charge such fees to Borrower’s loan account.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		Netlist, Inc.

By:	/s/Jayson Davis	By:	/s/ Gail Sasaki
Name:	Jayson Davis	Name:	Gail Sasaki
Title:	Managing Director	Title:	CFO